Filed pursuant to Rule 424(b)(7)
Registration No. 333-200905
Prospectus Supplement No. 1
(To prospectus dated December 12, 2014)

6,133,319 Shares of Class A Common Stock
___________________________
This Prospectus Supplement No. 1 (this “Prospectus Supplement”) updates and amends certain information contained in the prospectus dated December 12, 2014 (the “Prospectus”), covering to the resale by certain selling stockholders and their assignees of up 6,133,319 shares of Class A common stock, par value $0.001 per share, (“Common Stock”) of Green Dot Corporation (the “Company,” “we,” or “our”), which we issued to such selling stockholders in connection with our acquisition of SBBT Holdings, LLC. This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement, and this Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.
___________________________
Investing in our Common Stock involves risk. You should carefully consider the risks described in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (the “Commission”), as such risk factors are amended or supplemented by subsequent quarterly reports on Form 10-Q filed with the Commission, as well as the other information contained or incorporated by reference in the Prospectus and this Prospectus Supplement before making a decision to invest in our securities.
___________________________
Neither the Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.
___________________________
This Prospectus Supplement is dated as of March 6, 2015.

ABOUT THIS PROSPECTUS SUPPLEMENT
The information in the table that appears under the caption “Selling Stockholders” in the Prospectus is modified by adding the information below with respect to persons not previously listed in the Prospectus or in any amendments or supplements thereto, and by superseding the information with respect to persons previously listed in the Prospectus or in any amendments or supplements thereto with the information that is set forth below.

SELLING STOCKHOLDERS

	Prior to Offering			After the Offering (Assuming All Shares of Common Stock Being Offered Hereby are Sold)
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Outstanding	Number of Shares of Common Stock Being Registered for Resale	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Outstanding
Douglas A. Burcombe	154,013	*	154,013	-	*
Bradley S. Cowie (2)(3)	14,303	*	14,303	-	*
D. E. Shaw Direct Capital Portfolios, L.L.C. (4)	263,015	*	263,015	-	*
Joseph Fitzpatrick	25,742	*	25,742	-	*
The Gleicher Family Trust (5)	27,407	*	27,407	-	*
Nicholas Golding (6)	7,076	*	7,076	-	*
Jeffrey F. Henseler (1)(7)	240,277	*	240,277	-	*
Mark Todd Lesher (8)	45,441	*	45,441	-	*
Charles W. Maher (2)(9)	65,679	*	65,679	-	*
Platform Partners, LLC	2,175,722	4.3%	2,175,722	-	*
Andrew J. Priest (10)	87,217	*	87,217	-	*
Priest Interests, LP (11)	2,175,722	4.3%	2,175,722	-	*
Matthias M. Scheuing	51,486	*	51,486	-	*
Henry Brian Schmidt (2)(12)	16,358	*	16,358	-	*
Joseph D. Sica (2)(13)	17,113	*	17,113	-	*
Greenhill Investments, LLC (14)	321,544	*	321,544	-	*
Richard H. Turner (2)(15)	305,442	*	305,442	-	*
Steven Varga (2)(16)	109,531		109,531	-	*
A portion of the Common Stock reported as beneficially owned by each of the above selling stockholders and registered hereby is held in escrow by an escrow agent and is subject to release upon certain conditions.

*	Indicates ownership of less than 1.0% of the Common Stock outstanding.
(1)	Former employee of SBBT or a subsidiary of SBBT, which are now subsidiaries of Green Dot by virtue of the acquisition of SBBT by Green Dot on October 23, 2014.
(2)	Employee of SBBT or a subsidiary of SBBT, which are now subsidiaries of Green Dot by virtue of the acquisition of SBBT by Green Dot on October 23, 2014.
(3)	Bradley S. Cowie is currently serving as President and Chief Operating Officer of the SBBT division of Green Dot.
(4)
D.E. Shaw Direct Capital Portfolios, L.L.C holds of record 263,015 shares of Common Stock (such shares of Common Stock held of record by D.E. Shaw Direct Capital Portfolios, L.L.C., the “Subject Shares”). D.E. Shaw Direct Capital Portfolios, L.L.C. will have the power to vote or direct the vote of (and the power to dispose or direct the disposition of) the Subject Shares. D.E. Shaw Direct Capital, L.L.C. (“DESDC LLC”), as the manager of D.E. Shaw Direct Capital Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. Julius Gaudio, or his designees, exercise voting and investment control over the Subject Shares on DESDC LLC’s behalf. D.E. Shaw & Co., L.P. (“DESCO LP”), as the managing member of DESDC LLC, which in turn is the manager of D.E. Shaw Direct Capital Portfolios, L.L.C., may also be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. Anne Dinning, Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control on DESCO LP’s behalf. D.E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. None of DESDC LLC, DESCO LP, or DESCO Inc. owns any shares of Green Dot capital stock directly, and each such entity disclaims beneficial ownership of the Subject Shares. David E. Shaw does not own any shares of Green Dot capital stock directly. By virtue of David E. Shaw’s position as president and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Subject Shares. David E. Shaw disclaims beneficial ownership of the Subject Shares. The business address of each of the foregoing entities and persons is 1166 Avenue of the Americas, Ninth Floor, New York, NY 10036.

(5)
Alan A. Gleicher is the trustee of The Gleicher Family Trust. Mr. Gleicher thus may be deemed to share beneficial ownership of the shares of Common Stock owned of record by The Gleicher Family Trust. The business address of each of the foregoing entities and persons is c/o Alan A. Gleicher, P.O. Box 3030, La Jolla, CA 92037. Mr. Gleicher was a director of SBBT before SBBT was acquired by Green Dot on October 23, 2014.

(6)	Nicholas Golding was a director of SBBT before SBBT was acquired by Green Dot on October 23, 2014.
(7)	Jeffrey F. Henseler was Founder/Chief Technology Fellow of the SBBT division of Green Dot.
(8)	Mark Todd Lesher was Chief Executive Officer of SBBT before SBBT was acquired by Green Dot on October 23, 2014.
(9)	Charles W. Maher is currently serving as Chief Executive Officer of the SBBT division of Green Dot.
(10)	Andrew J. Priest was a director of SBBT before SBBT was acquired by Green Dot on October 23, 2014.
(11)
Priest Interests, LP is controlled by Andrew J. Priest. Accordingly, Mr. Priest may be deemed to share beneficial ownership of the shares of Common Stock owned of record by Priest Interests, LP. The business address of each of the foregoing entities and persons is 2425 West Loop South, Ste. 800, Houston, TX 77027. Mr. Priest was a director of SBBT before SBBT was acquired by Green Dot on October 23, 2014.

(12)	Henry Brian Schmidt is currently serving as Chief Legal Officer of the SBBT division of Green Dot.
(13)	Joseph Sica is currently serving as Chief Policy and Industry Relations Officer of the SBBT division of Green Dot.
(14)
John S. Davis is the managing member of Greenhill Investments, LLC. Accordingly, Mr. Davis may be deemed to share beneficial ownership of the shares of Common Stock owned of record by Greenhill Investments, LLC. The business address of each of the foregoing entities and persons is 2554 Silver Cloud Court, Park City, UT 84060. Mr. Davis is currently serving as Chief Strategy Officer of the SBBT division of Green Dot.

(15)	Richard H. Turner is currently serving as Founder and Executive Chairman of the SBBT division of Green Dot.
(16)	Steven Varga is currently serving as Chief Client Officer of the SBBT division of Green Dot.

3